Exhibit 99.1

NEWS RELEASE

February 2, 2005	Contact: Scott R. Royster, EVP & CFO
FOR IMMEDIATE RELEASE	301-429-2642

RADIO ONE, INC. ANNOUNCES INTENTION TO

ISSUE $200 MILLION OF SENIOR

SUBORDINATED NOTES

Washington, DC – Radio One, Inc. (NASDAQ: ROIAK and ROIA) today announced its intention to issue $200 million of ten-year senior subordinated notes pursuant to an exemption from registration under the Securities Act of 1933. Proceeds from the notes will be used to redeem outstanding 6-1/2% Convertible Preferred Securities, Remarketable Term Income Deferred Equity Securities (“High Tides”). The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

For the fourth quarter of 2004, the Company expects to report net revenue of approximately $79.5 million, or an increase of approximately 3% from the fourth quarter of 2003 and operating income of approximately $38.1 million, or an increase of approximately 14% (due, in part, to a reimbursement from a vendor pursuant to certain requirements of a performance-based agreement). Depreciation and amortization for the fourth quarter of 2004 was approximately $3.6 million and non-cash compensation for the fourth quarter was approximately $0.4 million.

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2003 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches approximately 13 million listeners every week. Radio One also owns approximately 36% of TV One, LLC, an African-American targeted cable network, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One programs “XM 169 The POWER” on XM Satellite Radio and recently announced a definitive agreement to acquire 51% of Reach Media, Inc., owner of the Tom Joyner Morning Show and other interests associated with Tom Joyner, a leading urban media personality. That acquisition is expected to close in the first quarter of 2005.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.